     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 2001

                                                      REGISTRATION NO. 333-54316
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-2
                             REGISTRATION STATEMENT


                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         CALYPTE BIOMEDICAL CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                           3826                          06-1226727
 (State or other jurisdiction     (Primary Standard Industrial    (I.R.S. employer incorporation
              of)                  Classification Code Number)          or organizational)

       1265 HARBOR BAY PARKWAY, ALAMEDA, CALIFORNIA 94502, (510) 749-5100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                                 NANCY E. KATZ
         Chief Executive Officer, President and Chief Financial Officer
                         Calypte Biomedical Corporation
                            1265 Harbor Bay Parkway
                           Alameda, California 94502
                                 (510) 749-5100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

                             BRUCE W. JENETT, ESQ.
                      Heller Ehrman White & McAuliffe LLP
                              275 Middlefield Road
                       Menlo Park, California 94025-3506
                             (650) 324-7000 (phone)
                              (650) 324-0638 (fax)

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MARCH 5, 2001


The information in this prospectus is incomplete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            ------------------------

                             PRELIMINARY PROSPECTUS
                             UP TO 6,085,018 SHARES
                         CALYPTE BIOMEDICAL CORPORATION
                                  COMMON STOCK


CALYPTE BIOMEDICAL CORPORATION                 The selling security holder may use this
                                               prospectus to resell up to 6,085,018 shares
                                               of our common stock.

1265 Harbor Bay Parkway                        We will not receive any of the proceeds from
Alameda, California 94502                      the sale of the shares by the selling
(510) 749-5100                                 security holder. However, we will receive the
                                               sale price of any common stock that we sell
                                               to Townsbury Investments Limited under the
                                               common stock purchase agreement described in
                                               this prospectus or upon the exercise for cash
                                               of the stock purchase warrant held by
                                               Townsbury Investments Limited. We will pay
                                               the costs of registering the resale of such
                                               shares under this prospectus, including legal
                                               fees.

Our common stock is listed on the Nasdaq       The selling security holder is a foreign
SmallCap Market under the symbol "CALY". The   broker- dealer within the meaning of the
last reported sales price for our common       Securities Exchange Act of 1934. The selling
stock on the Nasdaq SmallCap Market on         security holder may sell shares of common
March 2, 2001 was $1.1875 per share.           stock of Calypte in unsolicited transactions
                                               to existing market-makers in Calypte common
                                               stock or in solicited or unsolicited
                                               transactions to registered broker-dealers, or
                                               by a combination of these methods. The
                                               selling security holder may sell the shares
                                               through broker-dealers who may receive
                                               compensation from the selling security
                                               holders in the form of discounts or
                                               commissions. Townsbury Investments Limited is
                                               an "underwriter" within the meaning of the
                                               Securities Act of 1933 in connection with
                                               such sales.


    This investment involves a high degree of risk. See "Risk Factors" beginning on Page 5.

    We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------


                  The date of this Prospectus is March 5, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................      2

The Company.................................................      3

Recent Developments.........................................      3

The Offering................................................      4

Risk Factors................................................      5

Use of Proceeds.............................................     13

Dilution....................................................     13

The Common Stock Purchase Agreement.........................     13

Selling Security Holder.....................................     21

Description of Capital Stock................................     21

Plan of Distribution........................................     23

Legal Matters...............................................     25

Experts.....................................................     25

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. We incorporate by reference the documents listed below which we have previously filed with the SEC.


    1. The Company's Annual Report filed on Form 10-K for the fiscal year ended December 31, 2000.



    Copies of our above mentioned 10-K are included with this prospectus. You may request another copy of these filings, at no cost, by writing or telephoning us at the following address:


                         Calypte Biomedical Corporation
                            1265 Harbor Bay Parkway
                           Alameda, California 94502
                              Attention: President
                           Telephone: (510) 749-5100.

    You should rely only on information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information.

    From time to time, information we provide or statements made by our directors, officers or employees may constitute "forward-looking" statements under the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations subject to uncertainties and other factors which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events which may not prove to be accurate. Risks and uncertainties inherent in forward looking statements include, but are not limited to:

    - fluctuations in our operating results;

    - our ability to obtain additional financing if and when necessary to fund our continuing operations;

    - announcements of technological innovations or new products which we or our competitors make;

    - FDA and international regulatory actions;

    - availability of reimbursement for use of our products from private health insurers, governmental health administration authorities and other third-party payors;

    - developments with respect to patents or proprietary rights;

    - public concern as to the safety of products that we or others develop;

    - changes in health care policy in the United States or abroad;

    - changes in stock market analysts' recommendations regarding Calypte, other medical products companies or the medical product industry generally;

    - fluctuations in market demand for and supply of our products; and

    - price and volume fluctuations in the stock market at large which do not relate to our operating performance.

    For a further discussion of these and other significant factors to consider in connection with forward-looking statements, see the discussion in this Prospectus under the heading "RISK FACTORS".

                                  THE COMPANY

    Calypte Biomedical Corporation ("Calypte" or the "Company") believes that it is a leader in the development of a urine-based screening test for the detection of antibodies to the Human Immunodeficiency Virus, Type-1 ("HIV-1"), the putative cause of Acquired Immunodeficiency Syndrome ("AIDS"). The Company has integrated several proprietary technologies to develop a test which, in recent Company-funded clinical trials conducted by or on behalf of the Company, detected the presence of HIV antibodies in urine with 99.7% sensitivity in subjects known to be HIV-1 infected (as identified through blood-based screening tests). In subjects at low risk for HIV ("low risk subjects"), the specificity of the screening test with a companion Western Blot supplemental test was 100%. Calypte believes that its proprietary urine-based test offers significant advantages compared to existing blood-based tests, including ease-of-use, lower costs, and significantly reduced risk of infection from collecting and handling specimens. Urine collection is non-invasive and painless, and urine is the most commonly collected body fluid. The Company estimates that most customers will find the cost of collecting, handling, testing and disposing of urine specimens to be significantly less than that of blood or other bodily fluid specimens. Independent studies report that the likelihood of finding infectious HIV virus in urine is extremely low, which greatly reduces the risk and cost of accidental exposure to health care workers, laboratory personnel, and patients being tested.

    We were incorporated as a Delaware corporation in 1996. On December 31, 2000, we had approximately 70 full-time employees. We are located at 1265 Harbor Bay Parkway, Alameda, California 94502, telephone number (510) 749-5100.

                              RECENT DEVELOPMENTS

    On January 12, 2001, we received notice that we had been granted pre-market approval by the U.S. Food and Drug Administration for the production of our HIV-1 Urine EIA product in our manufacturing plant in Alameda, California. The larger facility is equipped with updated manufacturing technology and will significantly increase our production and distribution capabilities. We are scheduled to begin producing our HIV-1 urine test at the Alameda facility by the end of January 2001 and we shall close our older Berkeley facility in early 2001. By consolidating our West Coast manufacturing and distribution operations with our headquarters offices in Alameda, we expect to significantly reduce our overhead costs. Our other manufacturing site, located in Rockville, Maryland, will remain in operation.

    On January 22, 2001, we signed an agreement to place up to $1.1 million in convertible short-term debentures. Under this arrangement, we have the right to issue two convertible debentures to the debentureholder with a principal amount of $550,000 each at a 6% interest rate. Each debenture will be issued at an original issue discount of 9.1% and will mature 90 days from the date of issue. Under the terms of the debentures, the debentureholder can elect at any time prior to maturity to convert the balance outstanding on the debentures into shares of our common stock at a fixed price that represents a 5% discount to the average trading price of the shares for the 10 trading days preceding the issuance of each debenture. If we choose not to redeem the debentures upon maturity, the conversion discount to the debentureholder increases to 15% of the average low bid price for our common stock for any three of the 22 trading days prior to the date of conversion. We issued the first debenture on January 24, 2001. On that date, we also issued a warrant to the debentureholder for 200,000 shares of common stock at an exercise price of $1.50. We are obligated to file a registration statement for the shares issuable upon conversion of the debentures and warrants with the SEC by April 15, 2001. We may issue the second debenture, at our sole discretion, 30 days following the issuance of the first debenture. If we issue both debentures, we expect to receive aggregate net proceeds under the two debentures of approximately $925,000.

    We and Townsbury Investments Limited ("TIL") signed a common stock purchase agreement dated November 2, 2000, subsequently amended on January 24, 2001 for the future issuance and purchase of our common stock. The initial closing of the transaction took place on November 2, 2000. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility. In general, the draw down facility operates like this: the investor, TIL, committed up to $25 million to purchase our common stock over a twelve month period. Once during each draw down pricing period, we may request a draw of up to $6 million of that money, subject to a formula based on average stock price and average trading volume, setting the maximum amount of any request for any given draw. The amount of money that TIL will provide to us and the number of shares we will issue to TIL in return for that money is settled twice during a 22 day trading period following the draw down request based on the formula in the stock purchase agreement. TIL receives a 5% discount to the market price for the 22 day period and we receive the settled amount of the draw down. In addition, we issued a 3-year warrant to TIL to purchase up to 1,000,000 shares of our stock at an exercise price of $1.55 per share. See "The Common Stock Purchase Agreement" on page 13 of this prospectus.

                                  THE OFFERING


Common stock outstanding as of February 28, 2001             25,772,578 shares

Shares offered by selling security holder                    6,085,018 shares

Risk Factors                                                 The shares involve a high degree of risk.
                                                             Investors should carefully consider the
                                                             information set forth under "RISK
                                                             FACTORS".

Use of Proceeds                                              We will not receive any proceeds from the
                                                             sale of the shares by the selling
                                                             security holder.

Nasdaq trading symbol                                        CALY

                                  RISK FACTORS

    In addition to the other information in this Prospectus or incorporated herein by reference, the following risk factors should be considered carefully in evaluating our business before purchasing the shares offered in this Prospectus.

UNCERTAIN MARKET ACCEPTANCE OF OUR UNIQUE METHOD OF DETERMINING THE PRESENCE OF HIV ANTIBODIES.

    Our products incorporate a unique method of determining the presence of HIV antibodies. There can be no assurance that we will obtain:

    - any significant degree of market acceptance among physicians, patients or health care payors; or

    - recommendations and endorsements by the medical community which are essential for market acceptance of the products.

We have FDA approval to market our urine HIV-1 screening and supplemental tests and test kits in the United States and we have been marketing these products since July, 1998. To date, however, these products have only generated limited revenues and not achieved significant market penetration. The failure of our products to obtain market acceptance could cause us to cease operations.

WE HAVE LIMITED EXPERIENCE SELLING AND MARKETING OUR HIV-1 URINE-BASED SCREENING TEST.

    We have limited experience marketing and selling our products either directly or through our distributors. The success of our products depends upon alliances with third-party distributors. There can be no assurance that:

    - our direct selling efforts will be effective;

    - our distributors will successfully market our products; or

    - if our relationships with distributors terminate, we will be able to establish relationships with other distributors on satisfactory terms, if at all.

Any disruption in our distribution, sales or marketing network could reduce our sales revenues and cause us to expend more resources on market penetration.

OUR DISTRIBUTION AND SALES NETWORK FOR U.S. HOSPITALS, PUBLIC HEALTH AND REFERENCE LABORATORY MARKETS HAS THUS FAR FAILED TO YIELD SIGNIFICANT SALES AND REVENUES.

    We have entered into distribution agreements with distributors of medical products to domestic healthcare markets including the distribution agreement announced in September, 1999 with Carter Wallace Inc. and the Sentinel HIV and STD testing service announced in May, 2000. Those arrangements have thus far failed to yield significant sales and revenues. We are continuing to examine alternative approaches to penetrate domestic healthcare markets including restructuring our existing distribution relationships and expanding our direct sales efforts. If our efforts to market our products to domestic hospitals, public health and reference laboratories fail to yield significant amounts of revenues, we may have to cease operations.

WE HAVE SUSTAINED LOSSES IN THE PAST AND WE EXPECT TO SUSTAIN LOSSES IN THE FUTURE.


    We have incurred losses in each year since our inception. Our net loss for the year ended December 31, 2000 was $12.2 million and our accumulated deficit as of December 31, 2000 was $79.0 million. We expect operating losses to continue as we continue our marketing and sales activities of our FDA-approved products and conduct additional research and development for subsequent products.

OUR QUARTERLY RESULTS MAY FLUCTUATE DUE TO CERTAIN REGULATORY, MARKETING AND COMPETITIVE FACTORS OVER WHICH WE HAVE LITTLE OR NO CONTROL.

    The factors listed below, some of which we cannot control, may cause our revenues and results of operations to fluctuate significantly:

    - actions taken by the FDA or foreign regulatory bodies relating to our products;

    - the extent to which our products and our Sentinel HIV and STD testing service gain market acceptance;

    - the timing and size of distributor purchases; and

    - introductions of alternative means for testing for HIV by competitors.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING THAT WE MAY NEED IN THE
FUTURE.


    The report of KPMG LLP covering the December 31, 2000, consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. We may need to raise more money to continue to finance our operations. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to raise additional financing will likely place us in significant financial jeopardy.


WE DEPEND UPON THE VIABILITY OF THREE PRODUCTS--OUR HIV-1 URINE-BASED SCREENING TEST AND OUR URINE AND BLOOD-BASED SUPPLEMENTAL TESTS.

    Our HIV-1 urine-based screening test and our urine and blood-based supplemental tests are our only products. Accordingly, we may have to cease operations if our tests fail to achieve market acceptance or generate significant revenues.

OUR PRODUCTS DEPEND UPON RIGHTS TO TECHNOLOGY THAT WE HAVE LICENSED FROM THIRD PARTY PATENT HOLDERS AND THERE CAN BE NO ASSURANCE THAT THE RIGHTS WE HAVE UNDER THESE LICENSING AGREEMENTS ARE SUFFICIENT OR THAT WE CAN ADEQUATELY PROTECT THOSE RIGHTS.

    We currently have the right to use patent and proprietary rights that are material to the manufacture and sale of our HIV-1 urine-based screening test under licensing agreements with New York University, Repligen and the Texas A&M University System. We also have the right to use patent and proprietary rights that are material to the manufacture and sale of our HIV-1 serum-based supplemental test under a licensing agreement with National Institutes of Health.

WE RELY ON SOLE SOURCE SUPPLIERS THAT WE CANNOT QUICKLY REPLACE FOR CERTAIN COMPONENTS CRITICAL TO THE MANUFACTURE OF OUR PRODUCTS.

    Any delay or interruption in the supply of these components could have a material adverse effect on us by significantly impairing our ability to manufacture products in sufficient quantities, particularly as we increase our manufacturing activities in support of commercial sales.

WE HAVE LIMITED EXPERIENCE IN MANUFACTURING OUR PRODUCTS AND LITTLE EXPERIENCE IN MANUFACTURING OUR PRODUCTS IN COMMERCIAL QUANTITIES.

    We may encounter difficulties in scaling-up production of new products, including problems involving:

    - production yields;

    - quality control and assurance;

    - raw material supply; and

    - shortages of qualified personnel.

THE SUCCESS OF OUR PLANS TO ENTER INTERNATIONAL MARKETS MAY BE LIMITED OR DISRUPTED DUE TO RISKS RELATED TO INTERNATIONAL TRADE AND MARKETING AND THE CAPABILITIES OF OUR DISTRIBUTORS.

    We anticipate that international distributor sales will generate a significant portion of our revenues for the next several years. We believe that our urine-based test can provide significant benefits in countries that do not have the facilities or personnel to safely and effectively collect and test blood or other bodily fluid samples. The following risks may limit or disrupt our international sales:

    - the imposition of government controls;

    - export license requirements;

    - political instability;

    - trade restrictions;

    - changes in tariffs;

    - difficulties in managing international operations; and

    - fluctuations in foreign currency exchange rates.

Some of our distributors have limited international marketing experience. There can be no assurance that these distributors will be able to market successfully our products in foreign markets.

WE FACE INTENSE COMPETITION IN THE MEDICAL DIAGNOSTIC PRODUCTS MARKET AND RAPID TECHNOLOGICAL ADVANCES BY COMPETITORS.

    Competition in our diagnostic market is intense and we expect it to increase. Within the United States, our competitors include a number of well-established manufacturers of HIV tests using blood samples, plus at least one system for the detection of HIV antibodies using oral fluid samples. Many of our competitors have significantly greater financial, marketing and distribution resources than we do. Our competitors may succeed in developing or marketing technologies and products that are more effective than ours. These developments could render our technologies or products obsolete or noncompetitive or otherwise effect our ability to increase or maintain our products' market share.

OUR ABILITY TO MARKET OUR PRODUCTS DEPENDS UPON OBTAINING AND MAINTAINING FDA AND FOREIGN REGULATORY APPROVALS.

    Numerous governmental authorities in the United States and other countries regulate our products. The FDA regulates our products under federal statutes and regulations related to pre-clinical and clinical testing, manufacturing, labeling, distribution, sale and promotion of medical devices in the United States. If we fail to comply with FDA regulations, or the FDA believes that we are not in compliance with such regulations, the FDA can:

    - detain or seize our products;

    - issue a recall of our products;

    - prohibit marketing and sales of our products; and

    - assess civil and criminal penalties against us, our officers or our employees.

We also plan to sell our products in certain foreign countries where they may be subject to similar local regulatory requirements. The imposition of any of the sanctions described above could have a material adverse effect on us by delaying or reducing the growth in our sales revenue or causing us to expend more resources to penetrate our target markets. The regulatory approval process in the United States and other countries is expensive, lengthy and uncertain. We may not obtain necessary regulatory approvals or clearances in a timely manner, if at all. We may lose previously obtained approvals or clearances or fail to comply with regulatory requirements. The occurrence of any of these events would have a material adverse effect on Calypte by disrupting our marketing and sales efforts.

IN THE PAST WE RECEIVED A WARNING LETTER FROM THE FDA REGARDING THE SUFFICIENCY OF OUR MANUFACTURING RECORDS AND PRODUCTION PROCEDURES IN OUR ROCKVILLE, MARYLAND FACILITY AND WE MUST CONTINUE TO SATISFY THE FDA'S CONCERNS IN ORDER TO AVOID REGULATORY ACTION AGAINST US.

    In May 1999, we received a Warning Letter from the FDA that cited a number of significant observations related to its November 20 through December 11, 1998 inspection of our manufacturing plant in Rockville, Maryland. On May 24, 1999, we responded in writing to each of the deficiencies cited in the Warning Letter. On November 19, 1999, we received a letter from the FDA stating that our responses were considered adequate, and the Warning Letter was formally closed. Between November 30, and December 9, 1999, the FDA conducted a follow-up inspection of our Rockville facility that resulted in observations requiring corrective actions or response from us. On January 7, 2000, we responded in writing to each of the FDA observations. On March 21, 2000, we received a response from the FDA requesting additional information. We met with and provided information to FDA officials on April 27, 2000 and on May 5, 2000 responded in writing to requests for additional information. On June 6, 2000, we received a response from the FDA indicating that our responses appear to be satisfactory and will be verified during a subsequent inspection.

    Although the FDA indicates that it is currently satisfied with our responses to the items addressed in its inspections, if the FDA subsequently determines that it is not satisfied with our records, procedures or corrective actions at either of our Alameda or Rockville facilities, the FDA could take regulatory actions against us, including license suspension, revocation, and/or denial, seizure of products and/or injunction, and/or civil penalties or criminal sanctions. Any such FDA action is likely to have a material adverse effect upon our ability to conduct operations by limiting our ability to manufacture and ship our products.

OUR RESEARCH AND DEVELOPMENT OF HIV URINE TESTS INVOLVES THE CONTROLLED USE OF HAZARDOUS MATERIALS.

    There can be no assurance that our safety procedures for handling and disposing of hazardous materials such as azide will comply with applicable regulations. In addition, we cannot eliminate the risk of accidental contamination or injury from these materials. We may be held liable for damages from such an accident and that liability could have a material adverse effect on us.

WE MAY NOT BE ABLE TO RETAIN OUR KEY EXECUTIVES AND RESEARCH AND DEVELOPMENT PERSONNEL.

    As a small company with only 70 employees, our success depends on the services of key employees in executive and research and development positions. The loss of the services of one or more of such employees could have a material adverse effect on us.

AS A SMALL MANUFACTURER OF A MEDICAL DIAGNOSTIC PRODUCT, WE ARE EXPOSED TO PRODUCT LIABILITY AND RECALL RISKS FOR WHICH INSURANCE COVERAGE IS EXPENSIVE, LIMITED AND POTENTIALLY INADEQUATE.

    We manufacture medical diagnostic products which subjects us to risks of product liability claims or product recalls, particularly in the event of false positive or false negative reports. A product recall or a successful product liability claim or claims which exceed our insurance coverage could have a material adverse effect on us. We maintain a $10,000,000 claims-made policy of product liability insurance. However, product liability insurance is expensive. In the future we may not be able to obtain coverage on acceptable terms, if at all. Moreover, our insurance coverage may not adequately protect us from liabilities which we incur in connection with clinical trials or sales of our products.

OUR CHARTER DOCUMENTS MAY INHIBIT A TAKEOVER.

    Certain provisions of our Certificate of Incorporation and Bylaws could:

    - discourage potential acquisition proposals;

    - delay or prevent a change in control of Calypte;

    - diminish stockholders' opportunities to participate in tender offers for our common stock, including tender offers at prices above the then current market price; or

    - inhibit increases in the market price of our common stock that could result from takeover attempts.

WE HAVE ADOPTED A STOCKHOLDER RIGHTS PLAN THAT HAS CERTAIN ANTI-TAKEOVER
EFFECTS.

    On December 15, 1998, the Board of Directors of Calypte declared a dividend distribution of one preferred share purchase right for each outstanding share of Common Stock of the Company. The dividend is payable to the stockholders of record on January 5, 1999 with respect to each share of Common Stock issued thereafter until a subsequent "distribution date" defined in a Rights Agreement and, in certain circumstances, with respect to shares of Common Stock issued after the Distribution Date. The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired. However, the rights should not interfere with any tender offer, or merger, which is approved by us because the rights do not become exercisable in the event of an offer or other acquisition exempted by Calypte's Board of Directors.

AN INVESTOR'S ABILITY TO TRADE OUR COMMON STOCK MAY BE LIMITED BY TRADING
VOLUME.

    The trading volume in our common shares has been relatively limited. A consistently active trading market for our common stock may not continue. The average daily trading volume in our common shares on the Nasdaq SmallCap Market was approximately 375,000 shares for the twelve months ending December 31, 2000. Our daily trading volume during that period ranged from 17,800 to 22,257,600 shares.

WE MAY BE REMOVED FROM THE NASDAQ SMALLCAP MARKET IF WE FAIL TO MEET CERTAIN MAINTENANCE CRITERIA.


    The Nasdaq Stock Market inquired on two occasions whether we continue to meet the maintenance criteria for trading on the Nasdaq SmallCap Market. At the close of our most recently reported fiscal quarter, December 31, 2000, we did not meet all of the maintenance criteria. Our ability to meet the criteria will depend on whether the minimum bid price for our common stock exceeds $1.00 per share for at least ten consecutive business days during any period of 120 consecutive business days and whether we continue to meet at least one of the following three criteria:


    - our net tangible assets equal at least $2.0 million;

    - our market capitalization is equal to $35.0 million in public float; or

    - we recognized net income of at least $500,000 in our most recent fiscal year or in two of our three previous fiscal years.

    As of December 31, 2000, our net tangible assets were ($1.56) million. Our market capitalization has fluctuated between $23.7 million and $48.8 million since November 1, 2000. At the close of business on February 28, 2001, our market capitalization was approximately $25.4 million in public float. We also have not recognized net income in any of our previous fiscal years.


    We currently expect that our access to funds under the equity line of credit will enhance our ability to meet the Nasdaq net tangible asset criteria. Nonetheless, we cannot ensure that we will be able to meet Nasdaq's maintenance criteria.

    Also, the minimum daily trading price for our common stock has exceeded $1.00 per share for the twelve months ending December 31, 2000. If the market capitalization of Calypte remains constant, a 19.9% increase in the number of our common shares through sales under the equity line of credit could cause the corresponding price of our shares to trade closer to or below the maintenance criteria.

    The ability of our stockholders to sell their shares into an active trading market could be significantly impaired if we fail to meet the maintenance criteria and are removed from the Nasdaq SmallCap Market. In that case, our common stock would trade on either the OTC bulletin board, a regional exchange or in the pink sheets, which would likely result in an even more limited trading volume. In addition, we would no longer meet one of the conditions that must be satisfied before TIL is obligated to purchase our shares pursuant to the equity line of credit. In such an event, we might have to seek alternate sources of financing.

THE PRICE OF CALYPTE'S COMMON STOCK HAS BEEN HIGHLY VOLATILE DUE TO SEVERAL FACTORS WHICH WILL CONTINUE TO AFFECT THE PRICE OF OUR STOCK.

    Our common stock has traded as low as $1.00 per share and as high as $7.25 per share in the twelve months ending December 31, 2000. Some of the factors leading to this volatility include:

    - price and volume fluctuations in the stock market at large which do not relate to our operating performance;

    - fluctuations in our operating results;

    - announcements of technological innovations or new products which we or our competitors make;

    - FDA and international regulatory actions;

    - availability of reimbursement for use of our products from private health insurers, governmental health administration authorities and other third-party payors;

    - developments with respect to patents or proprietary rights;

    - public concern as to the safety of products that we or others develop;

    - changes in health care policy in the United States or abroad;

    - changes in stock market analysts' recommendations regarding Calypte, other medical products companies or the medical product industry generally; and

    - fluctuations in market demand for and supply of our products.

CALYPTE AND THE PRICE OF CALYPTE SHARES MAY BE ADVERSELY EFFECTED BY THE PUBLIC SALE OF A SIGNIFICANT NUMBER OF THE SHARES ELIGIBLE FOR FUTURE SALE.

    All outstanding shares of our common stock are freely tradable. Sales of common stock in the public market could materially adversely affect the market price of our common stock. Such sales also may inhibit our ability to obtain future equity or equity-related financing on acceptable terms.

THE SALE OF STOCK PURSUANT TO THE EQUITY LINE OF CREDIT MAY SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER SECURITY HOLDERS.

    The shares issuable to TIL pursuant to the equity line of credit will be issued at a 5% discount to the average daily price of our common stock. Accordingly, the shares of common stock then outstanding will be diluted. Depending on the price per share of our common stock during the twelve month period of the equity line of credit, we may need to register additional shares for resale to access the full amount of financing available, which could have a further dilutive effect on the value of our common stock.

WE CANNOT DETERMINE THE PRECISE AMOUNT BY WHICH THE INTERESTS OF OTHER SECURITY HOLDERS WILL BE DILUTED BY DRAW DOWNS UNDER THE EQUITY LINE OF CREDIT BECAUSE OUR DECISIONS ON THE NUMBER, SIZE AND THE TIMING OF DRAW DOWNS AND THE MINIMUM THRESHOLD PRICE FOR EACH DRAW DOWN DEPENDS UPON A NUMBER OF FACTORS.

    We have substantial discretion over the number, size and timing of the draw downs that we will make under the equity line of credit. In addition, at the time we make each draw down request, we have the right to limit the amount of dilution that will occur by setting a minimum threshold price below which shares may not be sold in that draw down. However, if we set the minimum threshold price at a level high enough to limit the sale of our shares, the amount of funds we can raise in that draw down will also be reduced. Some of the factors that we will consider in determining the size and amount of each draw down and the minimum threshold price are:

    - our short-term and long-term operating capital requirements;

    - our actual and projected revenues and expenses;

    - our assessment of general market and economic conditions;

    - our assessment of risks and opportunities in our targeted markets;

    - the availability and cost of alternative sources of financing; and

    - the trading price of our common stock and our expectations with respect to its future trading price.

    Our discretion with respect to the number, size and timing of each draw down request is also subject to a number of contractual limitations that are described in "The Common Stock Purchase Agreement--Necessary Conditions Before TIL Is Obliged to Purchase Our Shares" on page 17 of this prospectus.

WE CANNOT DETERMINE THE PRECISE AMOUNT BY WHICH THE INTERESTS OF OTHER SECURITY HOLDERS WILL BE DILUTED BY OUR SALES UNDER THE EQUITY LINE OF CREDIT BECAUSE THE NUMBER OF SHARES WE WILL SELL DEPENDS UPON THE TRADING PRICE OF THE SHARES DURING EACH DRAW DOWN PERIOD.

    The number of shares that we will sell is directly related to the trading price of our common stock during each draw down period. As the price of our common stock decreases, and if we decide to draw down on the equity line of credit, we will be required to issue more shares of our common stock for any given dollar amount invested by TIL. Contractually, we can sell up to 5,085,018 shares of our common stock under the equity line of credit without seeking stockholder approval to sell additional shares.

    Our common stock has traded as low as $1.00 per share and as high as $7.25 per share during the twelve-month period ending December 31, 2000. If the daily weighted average price of our stock throughout each draw down period is less than $5.00 per share and we chose to draw down the maximum amount of funds possible under the equity line of credit, we could sell up to the 5,085,018 shares available without stockholder approval. Our decision on whether to seek stockholder approval to make additional draw downs under the equity line of credit after we reach the contractual limit would depend upon the factors described in the preceding risk factor.

    If the daily weighted average price of our stock throughout each draw down period equals or exceeds $5.00 per share, and we choose to draw down the maximum amount of funds available under the equity line of credit, we would sell less than the maximum number of shares available without stockholder approval. For instance, if the daily weighted average sale price is $6.00 per share, we could sell up to 4,166,166 shares before drawing down the entire $25 million available under the equity line of credit.

THE SALE OF MATERIAL AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

    As we sell shares of our common stock to TIL pursuant to the equity line of credit and then TIL sells the common stock, our common stock price may decrease due to the additional shares in the market. As the price of our common stock decreases, and if we decide to draw down on the equity line of credit, we will be required to issue more shares of our common stock for any given dollar amount invested by TIL, subject to a designated minimum threshold price specified by us. This may encourage short sales, which could place further downward pressure on the price of our common stock.

                                USE OF PROCEEDS

    We will not realize any proceeds from the sale of the common stock by the selling security holders; rather, the selling security holders will receive those proceeds directly. However, we will receive cash infusions of capital if and when TIL purchases our common stock in accordance with the stock purchase agreement. We may receive additional cash upon the exercise of the warrant held by TIL if TIL chooses to pay cash upon exercise rather than utilize the cashless (or "net") exercise provision contained in the warrant. We intend to use the proceeds from the sale of common stock to TIL for general working capital purposes including the development of new products and the expansion of our direct sales efforts. In addition, we are obligated to pay a 5% brokerage fee, upon each settlement of a draw down request, to Ladenburg Thalmann & Co., an investment bank which introduced us to TIL. Ladenburg is a registered broker-dealer.

                                    DILUTION

    The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.


    The net tangible book value of our common stock as of December 31, 2000, was $(1,562,000), or approximately $(0.06) per share. Assuming that:



    - on December 31, 2000, if we had issued a total of 5,085,018 shares to TIL under the equity line of credit agreement for net proceeds equivalent to $0.94 per share, which is 90.2% of the closing price for our common stock on December 31, 2000, and reflects TIL's 5% discount and Ladenburg's 5% brokerage fee; and



    - on December 31, 2000, if you had purchased shares under this prospectus for $1.05 per share, which was the closing price for our common stock on December 29, 2000, our pro forma net tangible book value as of December 31, 2000 would have been $3,240,000, or approximately $0.11 per share.



    This represents an immediate increase in the net tangible book value of approximately $0.17 per share to existing stockholders on December 31, 2000. This also represents an immediate dilution in net tangible book value of approximately $0.94 per share to all purchasers of common stock in this offering.


    The actual dilution to you may be greater or less than in this example, depending on the actual price you pay for shares, the actual prices at which we issue shares to TIL under the equity line of credit agreement and how many of the vested options and warrants outstanding have been exercised at the time of your investment.

                      THE COMMON STOCK PURCHASE AGREEMENT

SUMMARY

    We and TIL, a British Virgin Islands corporation, signed a common stock purchase agreement dated November 2, 2000, subsequently amended on January 24, 2001, for the future issuance and purchase of our common stock. The initial closing for the transaction occurred on November 2, 2000. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility. In general, the draw down facility operates as follows: the investor, TIL, has committed up to $25 million to purchase our common stock over a twelve month period. Once per draw down period, we may request a draw down of up to $6 million of the committed money, subject to a formula based on average stock price and average trading volume, setting the maximum amount of any request for any given draw down. The minimum amount per draw down request is $100,000. The amount of money that TIL will provide to us and the number of shares we will issue to TIL in return for that money is settled twice during a 22 day trading period following the draw down request based on the formula in the stock purchase agreement. TIL receives a 5% discount to the market price for the 22 day period and we receive the settled amount of the draw down following payment of a 5% brokerage fee to Ladenburg, Thalmann & Co., an investment bank.

    As consideration for the opening of the equity line of credit, we granted TIL a warrant to purchase 1,000,000 shares of common stock. TIL may exercise this warrant at any time prior to January 24, 2004 for $1.55 per share of common stock.

    We have substantial discretion over the number, size and timing of the draw downs that we will make under the equity line of credit. In addition, at the time we make each draw down request, we have the right to limit the amount of dilution that will occur by setting a minimum threshold price below which shares may not be sold in that draw down. However, if we set the minimum threshold price at a level high enough to limit the sale of our shares, the amount of funds we can raise in that draw down will also be reduced. Some of the factors that we will consider in determining the size and amount of each draw down and the minimum threshold price are:

    - our short-term and long-term operating capital requirements;

    - our actual and projected revenues and expenses;

    - our assessment of general market and economic conditions;

    - our assessment of risks and opportunities in our targeted markets;

    - the availability and cost of alternative sources of financing;

    - the trading price of our common stock and our expectations with respect to its future trading price; and

    - the dilutive effect that the sale of shares will have on the interests of our other security holders.

    Our discretion with respect to the number, size and timing of each draw down request is also subject to a number of contractual limitations that are described in "The Common Stock Purchase Agreement--Necessary Conditions Before TIL Is Obliged to Purchase Our Shares" on page 17 of this prospectus.

    In addition, the maximum size of each draw down is further limited by a formula that is based upon the average price of our shares of common stock and their trading volume for the preceding three months. The formula is set forth in the following section.

    The aggregate total of all draw downs cannot exceed $25 million.

THE DRAW DOWN PROCEDURE AND THE STOCK PURCHASES

    We may request a draw down by faxing a draw down notice to TIL, setting out the amount of the draw down we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares.

    The maximum is $6 million subject to the following limiting formulas:

Maximum amount of     =   4.5% of Average Stock Price multiplied by Total Trading
draw down                 Volume

Where

Average Stock Price   =   Average of the daily volume-weighted price of our shares for the 3 months before the draw down notice date

Total Trading         =   Total trading volume for the 3 months before the draw down
Volume                    notice date.

    The next 22 trading days immediately following the draw down notice are used to determine the actual amount of money TIL will provide and the number of shares we will issue in return. The amount of the draw down and the number of shares to be issued is determined and settled twice for the 22 trading day period, on the 13th and the 24th trading days following the draw down notice, and is calculated based on the following formula:

Number of shares of   =   Sum over each of the 22 trading days of 1/22 of the draw
common stock              down amount divided by 95% of the volume-weighted average
                          daily price for our shares on each trading day.

    If the daily price for any given trading day during the draw down period is below the threshold price we set in the draw down notice, then that day is not included in the calculation of the number of shares to be issued and the draw down amount that TIL is to pay to us is correspondingly reduced by 1/22 for that day. Thus, if the daily price for that day is below the threshold price, we will not issue any shares and TIL will not purchase any shares for that day. In addition, if trading of our common stock on Nasdaq SmallCap Market has been suspended for more than three hours in the aggregate, we will not issue any shares and TIL will not purchase any shares for that day.

    The following is an example of the calculation of the draw down amount and the number of shares to be issued to TIL in connection with that draw down based on certain assumptions.

SAMPLE DRAW DOWN AMOUNT CALCULATION

    - We provide a draw down notice to TIL that we wish to draw down $5,000,000.

    - The average of the daily volume weighted average prices of our common stock for the 3 months prior to the draw down notice is $2.35.

    - The total trading volume for the 3 months prior to the draw down notice is 45,292,200 shares.

    - The maximum dollar amount that can be drawn down is: 4.5% of $2.35 multiplied by 45,292,200 or $4,784,746.

    On these assumed facts, we could draw down $4,784,746 out of the $5,000,000 requested in the draw down notice. Suppose that our notice specifies a threshold amount of $1.75, below which we will not sell any shares to TIL during this draw down period. If the volume-weighted average daily price of our common shares for each of the 22 days following the draw down notice is at least $1.75, we will be able to draw down the maximum $4,784,746 amount. If on the other hand the volume-weighted average daily price of our common shares is below $1.75 on three of those 22 days, for example, the $4,784,746 would be reduced by 1/22 for each of those days and our draw down amount would be 19/22 of $4,784,746, or $4,132,280.

SAMPLE CALCULATION OF NUMBER OF SHARES

    Assume that the maximum draw down amount for the draw down period is $4,784,746 and assume that the daily volume weighted average price for our shares is as set out in the table below. The number of shares to be issued based on any trading day during the draw down period is calculated from the formula:

    (1/22 of the draw down amount) divided by (95% of the daily price).

    For the first trading day in the example in the table below, the calculation is as follows:

    (1/22 of $4,784,746) divided by (95% of $2.00 per share) or 114,468 shares.

    The number of shares to be issued for the draw down period in the example is calculated as follows:

    - for each trading day in the 22 day period, the number of shares to be issued is based on the average daily price of our shares for that day and calculated using the formula above; and

    - the number of shares to be issued for each of the 22 trading days is then totaled to arrive at the number of shares to be issued to TIL for the purchase price of $4,132,272, the draw down amount.

                                                      NUMBER OF
                                           DOWN      ISSUED BASED
                        AVERAGE DAILY   AMOUNT OF      ON THAT
     TRADING DAY        STOCK PRICE*    $4,784,746   TRADING DAY
---------------------   -------------   ----------   ------------
          1                2.000           217,488        114,468
          2                2.062           217,488        111,026
          3                2.062           217,488        111,026
          4                2.062           217,488        111,026
          5                2.000           217,488        114,468
          6                2.031           217,488        112,721
          7                2.218           217,488        103,218
          8                2.437           217,488         93,942
          9                1.875           217,488        122,100
         10                1.625            --            **
         11                1.500            --            **
         12                1.625            --            **
         13                1.937           217,488        118,191
         14                1.937           217,488        118,191
         15                2.000           217,488        114,468
         16                2.000           217,488        114,468
         17                2.093           217,488        109,382
         18                2.000           217,488        114,468
         19                2.093           217,488        109,382
         20                2.281           217,488        100,367
         21                2.218           217,488        103,218
         22                2.250           217,488        101,750
                                        ----------       --------
        TOTAL                           $4,132,272      2,097,890

------------------------

* The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

** Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical draw down notice.

    In this fictitious example, and accounting for the three days where no shares were sold to TIL, we would issue 2,097,890 shares for this draw down period, and we would receive $4,132,272.00.

    The delivery of the requisite number of shares and payment of the draw down is effected through an escrow agent, Epstein, Becker & Green, P.C. of New York.

    Only one draw down can occur during this 22 day draw down period.

NECESSARY CONDITIONS BEFORE TIL IS OBLIGED TO PURCHASE OUR SHARES

    The following conditions must be satisfied before TIL is obligated to purchase the common stock that we wish to sell:

    - A registration statement for the shares we will be issuing must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common stock purchased by TIL;

    - There can be no material adverse effect on our business, operations, properties, prospects or financial condition that is material and adverse to us, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with our ability to perform any of our material obligations under the stock purchase agreement or the registration rights agreement or to perform our obligations under any other material agreement; provided, however, that any adverse change, event or effect that is directly attributable to conditions affecting the United States economy or our industry generally shall not be a condition to TIL's purchase of our shares unless such conditions adversely affect us in a materially disproportionate manner. Under the agreement, we determine whether a material adverse effect has occurred. If TIL does not agree with our determination, the issue will be determined by a board of arbitration.

    - We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company unless the acquiring company has agreed to honor the stock purchase agreement;

    - No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the stock purchase agreement;

    - No litigation or proceeding involving the Company or the Company's affiliates, can be pending, nor any investigation by any governmental authority threatened against them which seeks to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and

    - Trading in our common stock must not have been suspended by the Securities and Exchange Commission or the Nasdaq SmallCap Market nor shall minimum prices have been established on securities whose trades are reported by the Nasdaq SmallCap Market.

    On each draw down settlement date for the sale of common stock, we must deliver an opinion from our counsel about these matters.

    A further condition is that under the stock purchase agreement, we may not sell to TIL more than 19.9% of our common stock issued and outstanding on the initial closing date of the agreement, as amended, January 24, 2001, without obtaining approval from our stockholders for such excess issuance. In addition, the stock purchase agreement does not permit us to draw down funds if the issuance of shares of common stock to TIL in that draw down would result in TIL and its affiliates owning more than 9.9% of our common stock outstanding as of the draw down settlement date.

RESTRICTIONS ON OUR FUTURE FINANCINGS

    The stock purchase agreement limits our ability to raise money by selling our securities for cash at a discount to the current market price for at least twelve months. Specifically, we must request TIL's consent if we wish to sell our securities for cash at a discount to current market price until the earlier of

    - twelve months following the effective date of the registration statement of which this prospectus is a part; or

    - sixty days after TIL has purchased the maximum of $25 million worth of common stock from us.

    If TIL does not consent to a proposed financing, we can still elect, at our sole discretion, to proceed with the financing. In such an event, we are obligated to pay TIL $100,000 when we issue the first draw down notice following completion of the financing.

    There are important exceptions to this limitation. We can sell our shares for cash at a discount to the current market price:

    - in a registered public offering of our securities underwritten by one or more established investment banks;

    - in one or more private placements where the purchasers do not have registration rights;

    - under any employee benefit plan approved by our stockholders;

    - under any compensatory plan for a full-time employee or key consultant;

    - upon the exercise of any currently outstanding warrants;

    - in one private placement for up to $5 million in proceeds with registration rights; provided that the financing is arranged through Ladenburg Thalmann & Co. Inc.;

    - in one or more private placements with registration rights; provided that for each such private placement, the Company has drawn down the maximum amount allowed under the agreement for two consecutive months immediately prior to the month during which such financing is entered into; or

    - in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money.

THE WARRANT ISSUED TO TIL

    As consideration for the opening of the equity line of credit, we granted TIL a warrant to purchase 1,000,000 shares of common stock. TIL may exercise the warrant at any time prior to January 24, 2004 for $1.55 per share of common stock.

COSTS OF CLOSING THE TRANSACTION

    At the initial closing of the transaction on November 2, 2000, we delivered the requisite opinion of counsel to TIL and paid the escrow agent, Epstein Becker & Green P.C. $70,000, consisting of $35,000 for TIL's legal, administrative and escrow costs and $35,000 as a non-accountable expense allowance.

TERMINATION OF THE STOCK PURCHASE AGREEMENT

    TIL may terminate the equity draw down facility under the stock purchase agreement if any of the following events occur:

    - we suffer a material adverse change in our business, operations, properties, or financial condition and we have not cured the condition within sixty days;

    - our common stock is delisted from the Nasdaq SmallCap Market unless the delisting is in connection with the listing of such shares on a comparable stock exchange in the United States; or

    - we file for protection from creditors.

INDEMNIFICATION OF TIL

    TIL is entitled to customary indemnification from us on any losses or liabilities suffered by it based upon material misstatements or omissions contained in the registration statement and the prospectus, except as they relate to information supplied by TIL to us for inclusion in such registration statement and prospectus.

TIL'S RESALE OF THE COMMON STOCK

    TIL has agreed that its trading and distribution activities with respect to the common stock will be in compliance with all applicable United States state and federal securities laws, rules and regulations, and the rules and regulations of the Nasdaq SmallCap Market. All sales by TIL must be made in compliance with Regulation M under the Securities and Exchange Act of 1934.

    To permit TIL to resell the common stock issued to it under the stock purchase agreement or under the warrant, we agreed to register those shares and to maintain that registration. To that end, we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, in order to keep it effective until the earlier of any of the following dates:

    - the date that none of the shares of common stock covered by the registration statement of which this prospectus is a part are or may become issued and outstanding;

    - the date that all of the shares of common stock covered by the registration statement of which this prospectus is a part have been sold pursuant to the registration statement;

    - the date that all of the shares of common stock have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of such common stock without any restrictive legend; or

    - the date that all of such shares of common stock may be sold without any time, volume or manner limitations under Rule 144(k), any volume limitations under Rule 144 or similar provision then in effect under the Securities Act of 1933.

THE NUMBER OF SHARES WE WILL ISSUE TO TIL

    The number of shares of common stock that we will issue to TIL is limited by the terms of the agreement and depends on six key factors:

    - the number of draw downs we exercise;

    - the average trading volumes for our common stock for the three months before each draw down period;

    - the average stock price for our common stock for the three months before each draw down period;

    - the average daily prices for our common stock on each of the 22 days during a draw down period;

    - the limitation that following the purchase of the shares issued in a draw down, TIL may not hold more than 9.9% of our outstanding shares; and

    - the limitation that we may not issue more than 5,085,018 shares, which is 19.9% of our issued and outstanding common stock on January 24, 2001, without the approval of our stockholders.

    The fewer the number of draw downs we exercise, the fewer the shares we will issue to TIL. The stock purchase agreement provides for 1 draw down in each draw down period consisting of 22 trading days. Thus, any decision by us to delay or forego any draw down opportunity may result in our being unable to exercise all draw downs available in the 12 month period.

    The average stock price and the total trading volume prior to a draw down period determine the maximum amount of the draw down for that period. A decline in the trading volume or price of our stock may result in a reduction in the amount of money we are able to draw down and a corresponding reduction in the number of shares we must issue for that period.

    The average daily price for each of the 22 trading days within a draw down period and the draw down amount determine the number of shares we will issue to TIL. TIL will purchase those shares at a 5% discount to the average daily price.

    For any given draw down period, the lower the average daily price, the more shares of common stock TIL will receive for the draw down amount. The table in the section of this prospectus entitled "The Common Stock Purchase Agreement" and under the headings "The Draw Down Procedure and the Stock Purchases" and "Sample Calculation of Number of Shares" illustrates how a change in the daily stock price can affect the number of shares issued for a constant amount of draw down. This table uses a constant draw down amount of $217,488 for each day. When the stock price goes down, the number of shares issued goes up. Conversely, when the stock price goes up, the number of shares issued goes down.

    However, lower average daily prices through the term of the stock purchase agreement may not necessarily have the effect of substantially increasing the number of shares issued. Lower stock prices during one draw down period will reduce the average stock price for the next draw down period. Assuming relatively constant trading volumes, this reduction may limit the draw down amount and the number of shares we can issue for that next draw down period.

    Based on a review of our trading volume and stock price history, a consideration of the factors above and the number of authorized but unissued and unreserved shares, we are registering 6,085,018 shares of common stock for possible issuance under the stock purchase agreement including shares underlying the warrants for common stock that will be granted to TIL. If we determine that it is in our best interests, we may file additional registration statements to register additional shares at some future date for issuance under the stock purchase agreement.

    In order to comply with the listing requirements of the Nasdaq SmallCap Market that restrict the number of shares we can sell at a price lower than their market value, we may not issue more than 19.9% of the number of then-outstanding shares through draw downs under the equity line of credit without approval of our stockholders. In addition, we are bound by a similar contractual limitation in the common stock purchase agreement. As of January 24, 2001, the date of the amendment to the common stock purchase agreement, there were 25,552,856 shares of Calypte common stock outstanding. Therefore, if we wish to draw down amounts under the stock purchase agreement which would cause the sale of more than 5,085,018 shares, we must receive stockholder approval prior to any such draw down.

    In addition to the 5,085,018 shares that we may sell to TIL through draw downs, we are registering an additional 1,000,000 shares that are issuable under the warrant. The exercise prices of the warrant are set above market value, so they are not subject to the Nasdaq and the contractual 19.9% limitations.

                            SELLING SECURITY HOLDER

    The 6,085,018 shares of common stock registered for resale under this prospectus by TIL constitutes 19.2% of our issued and outstanding common stock, including the number of shares being registered, on January 22, 2001.

    TIL is engaged in the business of investing in publicly-traded equity securities for its own account. TIL's principal offices are located at 21 Southhampton Row, London, WC1B5HS England. Investment decisions for TIL and decisions related to the voting of stock held by TIL are made by Martin Gstoehl and Hans Gassner, members of its Board of Directors.

    Other than the warrant for 1,000,000 shares that we granted to TIL in connection with closing the stock purchase agreement, neither TIL nor its directors own any of our common stock or any other of our securities as of the date of this prospectus, and other than its obligations to purchase common stock under the stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between TIL and us other than the stock purchase agreement. Assuming that we fully utilize the $25 million available in the stock purchase agreement and that TIL sells all shares it acquired under that agreement or upon exercise of the warrants, TIL will no longer hold any of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The following summaries of certain provisions of the Common Stock and Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of our Certificate of Incorporation.


    Common Stock. As of February 28, 2001 there were 25,772,578 shares of Common Stock outstanding, which were held of record by 316 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.


    Preferred Stock. The board of directors has the authority, without action by the stockholders, to designate and issue Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the board of directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. We have no present plans to issue any shares of Preferred Stock.


    Warrants. As of February 28, 2001, we had outstanding warrants to purchase 2,343,905 shares of Common Stock, at a weighted average exercise price of $4.83 per share. Such warrants expire on various dates, the latest of which is October 12, 2005.

    Stockholders Rights Plan. On December 15, 1998, our board of directors declared a dividend distribution of one preferred share purchase right ("Right") for each outstanding share of Common Stock of the Company. The dividend was payable to the stockholders of record on January 5, 1999 with respect to each share of Common Stock issued thereafter until a subsequent "distribution date" defined in a Rights Agreement and, in certain circumstances, with respect to shares of Common Stock issued after the Distribution Date. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer, or merger, which is approved by us because the Rights do not become exercisable in the event of an offer or other acquisition exempted by our Board of Directors.

                              PLAN OF DISTRIBUTION

GENERAL

    TIL is offering the common stock for its account as statutory underwriter within the meaning of Section 2(a)(ii)(1) of the Securities Act of 1933, as amended, and not for our account. We will not receive any proceeds from the sale of common stock by TIL. TIL may be offering for sale up to approximately
6 million shares of common stock acquired by it either upon exercise of the warrant for common stock or pursuant to the terms of the stock purchase agreement more fully described under the section above entitled "The Common Stock Purchase Agreement." TIL has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common stock and will be acting as an underwriter in its resales of the common stock under this prospectus. TIL has, prior to any sales, agreed not to effect any offers or sales of the common stock in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common stock in violation of Regulation M under the Exchange Act.

    The common stock may be sold from time to time by TIL or by pledgees, donees, transferees or other successors in interest. TIL is a foreign broker-dealer within the meaning of the Exchange Act. TIL plans to sell the common stock to broker-dealers in the United States who are registered with the Securities and Exchange Commission. Such sales may only be made in unsolicited transactions (for example, to an existing market-maker in our shares), or in solicited or unsolicited transactions with a registered broker-dealer.

    Consistent with the foregoing limitations, the common stock may be sold in one or more of the following manners:

    - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker or dealer for its account under this prospectus; or

    - ordinary brokerage transactions and transactions in which the broker solicits purchases.

    In effecting sales, brokers or dealers engaged by TIL may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will act as other than a principal in any purchase transaction from TIL, or will be paid more than a customary brokerage commission in connection with any sale of the common stock by TIL. Brokers or dealers may receive commissions, discounts or other concessions from TIL in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from TIL (and, if they act as agent for the purchaser of such common stock, from such purchaser). Broker-dealers who acquire common stock as principal may thereafter resell such common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common stock commissions computed as described above. Such brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters in connection with such sales.

    In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

    We will not receive any of the proceeds from the sale of these shares of common stock, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part and have reimbursed TIL $35,000 for its legal, administrative and escrow costs. In addition, we have reimbursed Ladenburg, Thalmann & Co., an investment bank which introduced us to TIL, $35,000 in consideration of the introduction to TIL. In addition, we are obligated to pay a 5% brokerage fee to Ladenburg upon each settlement of a draw-down request.

    TIL is subject to the applicable provisions of the Exchange Act, including without limitation, Rules 10b-5 and Regulation M thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution.

    In addition, in connection with the transactions in the common stock, we and TIL will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the Rules set forth above, and in so far as we and TIL are distribution participants, Regulation M. These restrictions may affect the marketability of the common stock. TIL will pay all commissions and certain other expenses associated with the sale of the common stock.

    We will use our best efforts to file, during any period in which offers or sales are being made, one or more post effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing

    - the name of any such broker-dealers;

    - the number of shares of common stock involved;

    - the price at which the shares of common stock are to be sold;

    - the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

    - that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

    - any other facts material to the transaction.

    The price at which we will issue the common stock to TIL under the stock purchase agreement will be 95% of current market price, measured as the average daily price of the common stock as traded on the Nasdaq SmallCap Market, for each day in the pricing period with respect to each draw down request, all as further defined in the stock purchase agreement. Assuming an average daily price of $1.25 (based on recent daily prices of the common stock as traded on the Nasdaq SmallCap Market in December, 2000), assuming we use the entire
$25 million of financing available under the stock purchase agreement, underwriting compensation for TIL based on the discounted purchase price will be $1,250,000, or $0.0625 per share. In connection with the equity line of credit,
we granted      warrants to TIL, which are exercisable for $1.55 per share of common stock at any time to January 24, 2004. The warrants will also be deemed underwriting commission under the Securities Act.

LIMITED GRANT OF REGISTRATION RIGHTS

    We granted the registration rights to TIL described under the section entitled "The Common Stock Purchase Agreement."

    In connection with any such registration, we will have no obligation:

    - to assist or cooperate with TIL in the offering or disposition of such shares;

    - to indemnify or hold harmless the holders of any such shares (other than TIL) or any underwriter designated by such holders;

    - to obtain a commitment from an underwriter relative to the sale of any such shares; or

    - to include such shares within an underwritten offering of our shares of common stock.

    We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

    We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with TIL, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. See the section above entitled "The Common Stock Purchase Agreement."

                                 LEGAL MATTERS

    The validity of the issuance of the shares being offered hereby will be passed upon for us by Heller Ehrman White & McAuliffe LLP, Palo Alto, California.

                                    EXPERTS


    The consolidated financial statements and schedule of Calypte Biomedical Corporation and subsidiary as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



    The reports of KPMG LLP covering the December 31, 2000, consolidated financial statements and schedule contain an explanatory paragraph that states that the Company's recurring losses from operations and accumulated deficit raise substantial doubts about the entity's ability to continue as a going concern. The consolidated financial statements and schedule do not include any adjustments that might result from the outcome of this uncertainty.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

SEC registration fees..................................  $  3,912.00*
Nasdaq listing fee.....................................    35,000.00
Legal fees and expenses................................   130,000.00
Accountants' fees......................................    15,000.00
Miscellaneous..........................................     6,000.00
                                                         -----------
Total..................................................  $189,012.00
                                                         ===========

------------------------

* Includes $2,009.00 registration fee for the registration statement filed on Form S-3 on November 3, 2000 and withdrawn January 19, 2001.

Item 15. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

    Calypte has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Calypte's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 16. Exhibits.

    The exhibits filed as part of this Registration Statement are as follows:

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
      2.1+++            Asset Purchase Agreement, dated as of November 18, 1998,
                        between Calypte and Cambridge.
      2.2+++++          Stock Purchase Warrant to purchase common stock dated
                        January 24, 2001 issued to TIL.
      2.3+++++          Common Stock Purchase Agreement between Calypte and TIL
                        dated November 2, 2000.
      2.4+++++          Registration Rights Agreement between Calypte and TIL dated
                        November 2, 2000.
      2.5+++++          Escrow Agreement among Calypte, TIL and Epstein, Becker &
                        Green, P.C. dated November 2, 2000.
      2.6+++++          Amendment to Common Stock Purchase Agreement between Calypte and TIL dated January 24, 2001.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
      3.3******         Bylaws of the Registrant, as amended on April 19, 2000.
      3.4**             Restated Certificate of Incorporation of Calypte Biomedical
                        Corporation, a Delaware corporation, filed July 31, 1996.
      3.5####           Certificate of Amendment of the Amended and Restated
                        Certificate of Incorporation of Calypte Biomedical
                        Corporation effective as of July 19, 2000.
      4.1++++           Rights Agreement between the Registrant and ChaseMellon
                        Shareholders L.L.C. as Rights Agents dated December 15,
                        1998.
      5.1+++++          Opinion of Heller Ehrman White & McAuliffe LLP.
     10.1*              Form of Indemnification Agreement between the Company and
                        each of its directors and officers.
     10.2*              1991 Incentive Stock Plan, as amended.
     10.3####           1995 Director Option Plan, as amended June 13, 2000.
     10.4*              1995 Employee Stock Purchase Plan.
     10.5*              Lease Agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated as of November 30, 1990.
     10.6*              Second Lease Extension Agreement between Registrant and
                        Charles A. Grant and Mark Greenberg, dated as of May 14,
                        1991.
     10.7*              Lease Extension Agreement between Registrant and Charles A.
                        Grant and Mark Greenberg, dated as of February 5, 1992.
     10.8*              Lease Extension Agreement between Registrant and Charles A.
                        Grant and Mark Greenberg, dated as of April 15, 1993.
     10.9*              Standard Form Lease 1255-1275 Harbor Bay Parkway Harbor Bay
                        Business Park between Commercial Center Bank and the
                        Registrant, dated as of August 22, 1992.
     10.12*             Employment Agreement between the Registrant and Howard B.
                        Urnovitz, dated as of January 25, 1995.
     10.15+*            License Agreement between the Registrant and New York
                        University, dated as of August 13, 1993.
     10.16*             First Amendment to License Agreement between the Registrant and New York University, dated as of January 11, 1995.
     10.17*             Second Amendment to License Agreement between the Registrant and New York University, dated as of October 15, 1995.
     10.18+*            Third Amendment to License Agreement between the Registrant and New York University, dated as of January 31, 1996.
     10.19+*            Research Agreement between the Registrant and New York
                        University, dated August 12, 1993.
     10.20+*            First Amendment to Research Agreement between the Registrant and New York University, dated as of January 11, 1995.
     10.21+*            Sublicense Agreement between the Registrant and Cambridge
                        Biotech Corporation, dated as of March 31, 1992.
     10.22+*            Master Agreement between the Registrant and Cambridge
                        Biotech Corporation, dated as of April 12, 1996.
     10.23+*            Sub-License Agreement between the Registrant and Cambridge
                        Biotech Corporation, dated as of April 12, 1996.
     10.24+*            Agreement between the Registrant and Repligen Corporation, dated as of March 8, 1993.
     10.25+*            Non-Exclusive License Agreement between the Registrant and
                        The Texas A&M University System, dated as of September 12,
                        1993.
     10.27+*            Distribution Agreement between the Registrant and Otsuka
                        Pharmaceutical Co., Ltd., dated as of August 7, 1994.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
     10.29+*            Distribution Agreement between the Registrant and Travenol
                        Laboratories (Israel), Ltd., dated as of December 31, 1994.
     10.33*             Form of Option Agreement for Stockholders of Pepgen
                        Corporation, dated as of October 12, 1995.
     10.35*             Equipment Lease Agreement between the Registrant and Phoenix
                        Leasing, dated as of August 20, 1993.
     10.36*             Equipment Lease Agreement between the Registrant and Meier
                        Mitchell/GATX, dated as of August 20, 1993.
     10.37**            Lease Extension Agreement between the Registrant and Charles
                        A. Grant and Mark Greenberg, dated as of February 3, 1997.
     10.39**            Equipment Lease Agreement between the Registrant and
                        MMC/GATX, dated September 30, 1996.
     10.40+**           Joint Venture Agreement between the Registrant and Trinity
                        Biotech plc.
     10.41***           Second Addendum to Lease between the Registrant and
                        Commercial Center Bank dated as of July 21, 1997.
     10.42***           Lease extension agreement between the Registrant and Charles
                        A. Grant and Mark Greenberg, dated December 9, 1997.
     10.45++            Lease extension agreement between the Registrant and Charles
                        A. Grant and Mark Greenberg, dated April 25, 1998.
     10.46****          Employment Agreement between the Registrant and William A.
                        Boeger dated as of October 28, 1998.
     10.47****          Employment Agreement between the Registrant and John J.
                        DiPietro dated as of October 28, 1998.
     10.48****          Guaranty made by Chih Ping Liu for the benefit of the
                        Registrant dated September 30, 1998.
     10.49#             Loan and Security Agreement between the Registrant and
                        Silicon Valley Bank, dated December 21, 1998.
     10.50#             Lease Extension Agreement between the Registrant and Charles
                        A. Grant and Mark Greenberg, dated February 26, 1999.
     10.51##            Non-Exclusive Patent and License Agreement between the
                        Registrant and Public Health Service, dated June 30, 1999.
     10.52##            Distribution Agreement between the Registrant and
                        Carter-Wallace, Inc., dated as of September 9, 1999.
     10.53##            Letter Agreement between the Registrant and John J.
                        DiPietro, dated as of September 17, 1999.
     10.54##            Consulting Agreement between the Registrant and John J.
                        DiPietro, dated as of September 17, 1999.
     10.55*****         Master Lease Agreement between Aquila
                        Biopharmaceuticals, Inc., Landlord, and Biomerieux
                        Vitek, Inc., Tenant, dated as of October 22, 1996.
     10.56*****         First Amendment to Lease between Aquila
                        Biopharmaceuticals, Inc. Landlord, and Biomerieux
                        Vitek, Inc., Tenant, dated October 2, 1997.
     10.57*****         Sublease Agreement between Registrant and Cambridge Biotech
                        Corporation, assignee of Biomerieux, Inc. dated as of
                        December 17, 1998.
     10.58*****         Sublease Agreement between Registrant and Cambridge Biotech
                        Corporation, sublessee of DynCorp, dated as of December 17,
                        1998.
     10.59*****         Lease Extension Agreement between the Registrant and Charles
                        A. Grant and Mark Greenberg, dated October 12, 1999.
     10.60*****         Consulting Agreement between the Registrant and William A.
                        Boeger dated as of October 18, 1999.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
     10.61*****         Consulting Agreement between the Registrant and David
                        Collins dated as of October 18, 1999.
     10.62*****         Employment Agreement between the Registrant and Nancy E.
                        Katz, dated as of October 18, 1999.
     10.63*****         Letter of Intent re Modification of Distribution Agreement
                        between Registrant and Otsuka Pharmaceutical Co., Ltd. dated as of December 10, 1998.
     10.64###           Loan Modification Agreement between Registrant and Silicon
                        Valley Bank dated as of November 15, 1999.
     10.65###           Loan Modification Agreement between Registrant and Silicon
                        Valley Bank dated as of January 30, 2000.
     10.66###           Restated Technology Rights Agreement between Registrant and
                        Howard B. Urnovitz, Ph.D. dated as of March 1, 2000.
     10.67###           Technology Rights Agreement between Registrant and Chronix
                        Biomedical dated as of March 1, 2000.
     10.68+###          Exclusive Independent Contractor Agreement for Project
                        Sentinel between Clinical Reference Laboratory, Inc. and
                        Registrant dated as of January 21, 2000.
     10.69+####         Distribution Agreement between the Registrant and American
                        Edge Medical, dated as of May 1, 2000.
     10.70+####         Distribution Agreement between the Registrant and Biobras S.
                        A., dated as of May 11, 2000.
     10.71+####         Distribution Agreement between the Registrant and Beijing
                        Hua Ai Science and Technology Development Co. Ltd, dated as of May 16, 2000.
     10.72####          Loan Modification Agreement between the Registrant and
                        Silicon Valley Bank, dated as of May 24, 2000.
     10.73+####         Fourth Amendment to the License Agreement between the
                        Registrant and New York University, dated as of June 1,
                        2000.
     10.74####          2000 Equity Incentive Plan.
     10.75####          Lease Extension Agreement between the Registrant and Charles
                        A. Grant and Mark Greenberg, dated June 26, 2000.
     10.76 ####         Secured Promissory Note between the Registrant and Howard B.
                        Urnovitz, dated June 30, 2000.
     10.77+#####        Temporary Distribution Agreement between the Registrant and
                        American Edge Medical Company effective August 1, 2000.
     10.78#####         Extension of Consulting Agreement between Registrant and
                        John DiPietro effective as of September 17, 2000.
     10.79+++++         Convertible Debentures and Warrants Purchase Agreement
                        between the Registrant and AMRO International, S.A. dated
                        January 22, 2001.
     10.80******        Extension of Consulting Agreement between the Registrant and
                        William A. Boeger dated as of October 19, 2000.
     10.81******        Second Amendment to Employment Agreement between the
                        Registrant and Howard B. Urnovitz dated October 31, 2000.
     10.82******        Consulting Agreement between the Registrant and David
                        Collins dated as of October 19, 2000.
     10.83+******       Agreement between the Registrant and Carter-Wallace, Inc.
                        dated December 12, 2000.
     23.1               Consent of KPMG LLP, Independent Auditors.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
     23.2               Consent of Heller Ehrman White & McAuliffe LLP (included in opinion filed as Exhibit 5.1).
     24.1               Power of Attorney (included on signature page to this
                        Registration Statement).

------------------------

       * Incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on
         May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

      ** Incorporated by reference from exhibits filed with the Company's Report on Form 10-K dated March 28, 1997.

     *** Incorporated by reference from exhibits filed with the Company's Report on Form 10-K dated March 25, 1998.

    **** Incorporated by reference from an exhibit filed with the Company's
         Report on Form 10-K dated March 25, 1999.

   ***** Incorporated by reference from an exhibit filed with the Company's
         Report on Form 10-K dated March 30, 2000.


  ****** Incorporated by reference from an exhibit filed with the Company's
         Report on Form 10-K dated March 5, 2001.


       + Confidential treatment has been granted as to certain portions of this exhibit.

      ++ Incorporated by reference from an exhibit filed with the Compnay's
         Report on Form 10-Q dated August 12, 1998.

     +++ Incorporated by reference from an exhibit filed with the Company's
         Report on Form 8-K dated January 4, 1999.

    ++++ Incorporated by reference from an exhibit filed with the Company's
         Report on Form 8-K dated December 16, 1998.

   +++++ Previously filed with this registration statement.

      # Incorporated by reference from an exhibit filed with the Company's
        Report on Form 10-Q dated May 15, 1999.

    ## Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated November 15, 1999.

   ### Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated May 12, 2000.

 #### Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 10, 2000.

 ##### Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated November 7, 2000.

Item 17. Undertakings

    (a) The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    6. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14-a or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant, Calypte Biomedical Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alameda, State of California, on the 5th day of March, 2001.


                                CALYPTE BIOMEDICAL CORPORATION

                                By:              /s/ NANCY E. KATZ
                                     ------------------------------------------
                                                   Nancy E. Katz
                                     CHIEF EXECUTIVE OFFICER, PRESIDENT, CHIEF
                                           FINANCIAL OFFICER AND DIRECTOR

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Nancy E. Katz his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-2 has been signed below by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                                    TITLE                       DATE
                  ---------                                    -----                       ----
              /s/ NANCY E. KATZ                Chief Executive Officer, President,     March 5, 2001
    ------------------------------------       Chief Financial Officer and Director
                Nancy E. Katz

             /s/ DAVID COLLINS*                Chairman of Board of Directors          March 5, 2001
    ------------------------------------
                David Collins

                                               Chief Science Officer and Director      March  , 2001
    ------------------------------------
          Howard B. Urnovitz, Ph.D.

           /s/ WILLIAM A. BOEGER*              Director                                March 5, 2001
    ------------------------------------
              William A. Boeger

                  SIGNATURE                                    TITLE                       DATE
                  ---------                                    -----                       ----
            /s/ JOHN J. DIPIETRO*              Director                                March 5, 2001
    ------------------------------------
              John J. DiPietro

              /s/ PAUL FREIMAN*                Director                                March 5, 2001
    ------------------------------------
                Paul Freiman

        /s/ JULIUS R. KREVANS, M.D.*           Director                                March 5, 2001
    ------------------------------------
           Julius R. Krevans, M.D.

           /s/ MARK NOVITCH, M.D.*             Director                                March 5, 2001
    ------------------------------------
             Mark Novitch, M.D.

        /s/ ZAFAR I. RANDAWA, PH.D.*           Director                                March 5, 2001
    ------------------------------------
           Zafar I. Randawa, Ph.D.

          /s/ CLAUDIE E. WILLIAMS*             Director                                March 5, 2001
    ------------------------------------
             Claudie E. Williams



              /s/ NANCY E. KATZ                                                         March 5, 2001
    ------------------------------------
                Nancy E. Katz
             * ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
      2.1+++            Asset Purchase Agreement, dated as of November 18, 1998,
                        between Calypte and Cambridge.
      2.2+++++          Stock Purchase Warrant to purchase common stock dated
                        January 24, 2001 issued to TIL.
      2.3+++++          Common Stock Purchase Agreement between Calypte and TIL
                        dated November 2, 2000.
      2.4+++++          Registration Rights Agreement between Calypte and TIL dated
                        November 2, 2000.
      2.5+++++          Escrow Agreement among Calypte, TIL and Epstein, Becker &
                        Green, P.C. dated November 2, 2000.
      2.6+++++          Amendment to Common Stock Purchase Agreement between Calypte and TIL dated January 24, 2001.
      3.3******         Bylaws of the Registrant, as amended on April 19, 2000.
      3.4**             Restated Certificate of Incorporation of Calypte Biomedical
                        Corporation, a Delaware corporation, filed July 31, 1996.
      3.5####           Certificate of Amendment of the Amended and Restated
                        Certificate of Incorporation of Calypte Biomedical
                        Corporation effective as of July 19, 2000.
      4.1++++           Rights Agreement between the Registrant and ChaseMellon
                        Shareholders L.L.C. as Rights Agents dated December 15,
                        1998.
      5.1+++++          Opinion of Heller Ehrman White & McAuliffe LLP.
     10.1*              Form of Indemnification Agreement between the Company and
                        each of its directors and officers.
     10.2*              1991 Incentive Stock Plan, as amended.
     10.3####           1995 Director Option Plan, as amended June 13, 2000.
     10.4*              1995 Employee Stock Purchase Plan.
     10.5*              Lease Agreement between the Registrant and Charles A. Grant and Mark Greenberg, dated as of November 30, 1990.
     10.6*              Second Lease Extension Agreement between Registrant and
                        Charles A. Grant and Mark Greenberg, dated as of May 14,
                        1991.
     10.7*              Lease Extension Agreement between Registrant and Charles A.
                        Grant and Mark Greenberg, dated as of February 5, 1992.
     10.8*              Lease Extension Agreement between Registrant and Charles A.
                        Grant and Mark Greenberg, dated as of April 15, 1993.
     10.9*              Standard Form Lease 1255-1275 Harbor Bay Parkway Harbor Bay
                        Business Park between Commercial Center Bank and the
                        Registrant, dated as of August 22, 1992.
     10.12*             Employment Agreement between the Registrant and Howard B.
                        Urnovitz, dated as of January 25, 1995.
     10.15+*            License Agreement between the Registrant and New York
                        University, dated as of August 13, 1993.
     10.16*             First Amendment to License Agreement between the Registrant and New York University, dated as of January 11, 1995.
     10.17*             Second Amendment to License Agreement between the Registrant and New York University, dated as of October 15, 1995.
     10.18+*            Third Amendment to License Agreement between the Registrant and New York University, dated as of January 31, 1996.
     10.19+*            Research Agreement between the Registrant and New York
                        University, dated August 12, 1993.
     10.20+*            First Amendment to Research Agreement between the Registrant and New York University, dated as of January 11, 1995.
     10.21+*            Sublicense Agreement between the Registrant and Cambridge
                        Biotech Corporation, dated as of March 31, 1992.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
     10.22+*            Master Agreement between the Registrant and Cambridge
                        Biotech Corporation, dated as of April 12, 1996.
     10.23+*            Sub-License Agreement between the Registrant and Cambridge
                        Biotech Corporation, dated as of April 12, 1996.
     10.24+*            Agreement between the Registrant and Repligen Corporation, dated as of March 8, 1993.
     10.25+*            Non-Exclusive License Agreement between the Registrant and
                        The Texas A&M University System, dated as of September 12,
                        1993.
     10.27+*            Distribution Agreement between the Registrant and Otsuka
                        Pharmaceutical Co., Ltd., dated as of August 7, 1994.
     10.29+*            Distribution Agreement between the Registrant and Travenol
                        Laboratories (Israel), Ltd., dated as of December 31, 1994.
     10.33*             Form of Option Agreement for Stockholders of Pepgen
                        Corporation, dated as of October 12, 1995.
     10.35*             Equipment Lease Agreement between the Registrant and Phoenix
                        Leasing, dated as of August 20, 1993.
     10.36*             Equipment Lease Agreement between the Registrant and Meier
                        Mitchell/GATX, dated as of August 20, 1993.
     10.37**            Lease Extension Agreement between the Registrant and Charles
                        A. Grant and Mark Greenberg, dated as of February 3, 1997.
     10.39**            Equipment Lease Agreement between the Registrant and
                        MMC/GATX, dated September 30, 1996.
     10.40+**           Joint Venture Agreement between the Registrant and Trinity
                        Biotech plc.
     10.41***           Second Addendum to Lease between the Registrant and
                        Commercial Center Bank dated as of July 21, 1997.
     10.42***           Lease extension agreement between the Registrant and Charles
                        A. Grant and Mark Greenberg, dated December 9, 1997.
     10.45++            Lease extension agreement between the Registrant and Charles
                        A. Grant and Mark Greenberg, dated April 25, 1998.
     10.46****          Employment Agreement between the Registrant and William A.
                        Boeger dated as of October 28, 1998.
     10.47****          Employment Agreement between the Registrant and John J.
                        DiPietro dated as of October 28, 1998.
     10.48****          Guaranty made by Chih Ping Liu for the benefit of the
                        Registrant dated September 30, 1998.
     10.49#             Loan and Security Agreement between the Registrant and
                        Silicon Valley Bank, dated December 21, 1998.
     10.50#             Lease Extension Agreement between the Registrant and Charles
                        A. Grant and Mark Greenberg, dated February 26, 1999.
     10.51##            Non-Exclusive Patent and License Agreement between the
                        Registrant and Public Health Service, dated June 30, 1999.
     10.52##            Distribution Agreement between the Registrant and
                        Carter-Wallace, Inc., dated as of September 9, 1999.
     10.53##            Letter Agreement between the Registrant and John J.
                        DiPietro, dated as of September 17, 1999.
     10.54##            Consulting Agreement between the Registrant and John J.
                        DiPietro, dated as of September 17, 1999.
     10.55*****         Master Lease Agreement between Aquila
                        Biopharmaceuticals, Inc., Landlord, and Biomerieux
                        Vitek, Inc., Tenant, dated as of October 22, 1996.
     10.56*****         First Amendment to Lease between Aquila
                        Biopharmaceuticals, Inc. Landlord, and Biomerieux
                        Vitek, Inc., Tenant, dated October 2, 1997.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
     10.57*****         Sublease Agreement between Registrant and Cambridge Biotech
                        Corporation, assignee of Biomerieux, Inc. dated as of
                        December 17, 1998.
     10.58*****         Sublease Agreement between Registrant and Cambridge Biotech
                        Corporation, sublessee of DynCorp, dated as of December 17,
                        1998.
     10.59*****         Lease Extension Agreement between the Registrant and Charles
                        A. Grant and Mark Greenberg, dated October 12, 1999.
     10.60*****         Consulting Agreement between the Registrant and William A.
                        Boeger dated as of October 18, 1999.
     10.61*****         Consulting Agreement between the Registrant and David
                        Collins dated as of October 18, 1999.
     10.62*****         Employment Agreement between the Registrant and Nancy E.
                        Katz, dated as of October 18, 1999.
     10.63*****         Letter of Intent re Modification of Distribution Agreement
                        between Registrant and Otsuka Pharmaceutical Co., Ltd. dated as of December 10, 1998.
     10.64###           Loan Modification Agreement between Registrant and Silicon
                        Valley Bank dated as of November 15, 1999.
     10.65###           Loan Modification Agreement between Registrant and Silicon
                        Valley Bank dated as of January 30, 2000.
     10.66###           Restated Technology Rights Agreement between Registrant and
                        Howard B. Urnovitz, Ph.D. dated as of March 1, 2000.
     10.67###           Technology Rights Agreement between Registrant and Chronix
                        Biomedical dated as of March 1, 2000.
     10.68+###          Exclusive Independent Contractor Agreement for Project
                        Sentinel between Clinical Reference Laboratory, Inc. and
                        Registrant dated as of January 21, 2000.
     10.69+####         Distribution Agreement between the Registrant and American
                        Edge Medical, dated as of May 1, 2000.
     10.70+####         Distribution Agreement between the Registrant and Biobras S.
                        A., dated as of May 11, 2000.
     10.71+####         Distribution Agreement between the Registrant and Beijing
                        Hua Ai Science and Technology Development Co. Ltd, dated as of May 16, 2000.
     10.72####          Loan Modification Agreement between the Registrant and
                        Silicon Valley Bank, dated as of May 24, 2000.
     10.73+####         Fourth Amendment to the License Agreement between the
                        Registrant and New York University, dated as of June 1,
                        2000.
     10.74####          2000 Equity Incentive Plan.
     10.75####          Lease Extension Agreement between the Registrant and Charles
                        A. Grant and Mark Greenberg, dated June 26, 2000.
     10.76 ####         Secured Promissory Note between the Registrant and Howard B.
                        Urnovitz, dated June 30, 2000.
     10.77+#####        Temporary Distribution Agreement between the Registrant and
                        American Edge Medical Company effective August 1, 2000.
     10.78#####         Extension of Consulting Agreement between Registrant and
                        John DiPietro effective as of September 17, 2000.
     10.79+++++         Convertible Debentures and Warrants Purchase Agreement
                        between the Registrant and AMRO International, S.A. dated
                        January 22, 2001.
     10.80******        Extension of Consulting Agreement between the Registrant and
                        William A. Boeger dated as of October 19, 2000.
     10.81******        Second Amendment to Employment Agreement between the
                        Registrant and Howard B. Urnovitz dated October 31, 2000.
     10.82******        Consulting Agreement between the Registrant and David
                        Collins dated as of October 19, 2000.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
     10.83+******       Agreement between the Registrant and Carter-Wallace, Inc.
                        dated December 12, 2000.
     23.1               Consent of KPMG LLP, Independent Auditors.
     23.2               Consent of Heller Ehrman White & McAuliffe LLP (included in opinion filed as Exhibit 5.1).
     24.1               Power of Attorney (included on signature page to this
                        Registration Statement).


------------------------

       * Incorporated by reference from exhibits filed with the Company's Registration Statement on Form S-1 (File No. 333-04105) filed on
         May 20, 1996, as amended to June 25, 1996, July 15, 1996 and July 26, 1996.

      ** Incorporated by reference from exhibits filed with the Company's Report on Form 10-K dated March 28, 1997.

     *** Incorporated by reference from exhibits filed with the Company's Report on Form 10-K dated March 25, 1998.

    **** Incorporated by reference from an exhibit filed with the Company's
         Report on Form 10-K dated March 25, 1999.

   ***** Incorporated by reference from an exhibit filed with the Company's
         Report on Form 10-K dated March 30, 2000.


  ****** Incorporated by reference from an exhibit filed with the Company's
         Report on Form 10-K dated March 5, 2001.


       + Confidential treatment has been granted as to certain portions of this exhibit.

      ++ Incorporated by reference from an exhibit filed with the Compnay's
         Report on Form 10-Q dated August 12, 1998.

     +++ Incorporated by reference from an exhibit filed with the Company's
         Report on Form 8-K dated January 4, 1999.

    ++++ Incorporated by reference from an exhibit filed with the Company's
         Report on Form 8-K dated December 16, 1998.

   +++++ Previously filed with this registration statement.

      # Incorporated by reference from an exhibit filed with the Company's
        Report on Form 10-Q dated May 15, 1999.

    ## Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated November 15, 1999.

   ### Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated May 12, 2000.

 #### Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated August 10, 2000.

 ##### Incorporated by reference from an exhibit filed with the Company's Report on Form 10-Q dated November 7, 2000.